Ehibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS

Q2 2016 OVERVIEW
•	Revenue totaled $12.4 million, compared to $13.7 million in Q2 2015.
•	Gross profit rose 24% to $3.6 million, or 29% of revenue, from $2.9 million, or 21% of revenue, in Q2 2015.
•	Selling, general & administrative decreased 27% to $2.9 million, or 23% of revenue, from $4.0 million, or 29% of revenue, in Q2 2015.
•	EBITDA totaled $0.4 million, up from an EBITDA loss of $1.2 million in Q2 2015.
•	Adjusted EBITDA increased to $1.1 million from an adjusted EBITDA loss of $0.5 million in Q2 2015.
•	Net income equaled $0.1 million, or $0.01 per diluted share, compared to a net loss of $1.5 million, or $(0.08) per diluted share, in Q2 2015.
•
Adjusted net income, excluding the impact of restructuring charges, loss from the change in fair value of contingent consideration and stock-based compensation expense, increased to $0.9 million, or $0.05 per basic and diluted share, from an adjusted net loss of $0.8 million, or $(0.05) per basic and diluted share, in Q2 2015.

At June 30, 2016
•	Cash and equivalents of $14.3 million, or $0.78 per diluted share, including $3.4 million of restricted cash.
•	Working capital of $10.7 million and current ratio of 1.5x.
•	$0 long-term debt.
•	Backlog totaled $71.1 million, up 48% compared to year-end 2015 backlog of $47.9 million.

Subsequent Events
•	Hired Emmett Pepe as GSE's new Chief Financial Officer in July 2016.
•	Appointed Jim Stanker to the Company's Board of Directors and Audit Committee in August 2016.
•	Chris Sorrells assumed the Chief Operating Officer role, on a permanent basis, in August 2016.

Sykesville, MD – August 15, 2016 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), the world leader in real-time high-fidelity simulation systems and training solutions to the power and process industries, today announced financial results for the second quarter ("Q2") ended June 30, 2016.

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "We are pleased to report GSE's fourth consecutive quarter of positive adjusted EBITDA.  In Q2 2016, GSE recorded significantly higher gross margins and lower operating expenses, reflecting our continuing efforts to reduce costs and focus on project profitability.  We have reduced annualized operating expenses by more than $4 million since I joined GSE approximately one year ago.  We also have continued to invest in resources for growth, hiring key leadership positions in the areas of technology, finance and operations.  On that note, we are pleased to announce that Chris Sorrells, who has played an instrumental role in GSE's operational turnaround, has agreed to assume the COO role on a permanent basis.  Furthermore, we strengthened our financial and accounting leadership with the appointment of Emmett Pepe as our new CFO and Jim Stanker as a new member of our Board or Directors and Audit Committee.  With the benefit of an enhanced leadership team and streamlined operations, we are now firmly focused on implementing our strategy to revitalize GSE's growth."

Q2 2016 RESULTS
Q2 2016 revenue decreased 9% to $12.4 million from $13.7 million in Q2 2015, reflecting a 1% increase in Performance Improvement Solutions revenue and a 25% decrease in Nuclear Industry Training and Consulting revenue due to a strategic shift in sales focus to higher margin assignments.
(in thousands)	Three Months ended June 30,		Six Months ended June 30,
Revenue:	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Improvement Solutions	$8,323	$8,213	$17,166	$17,046
Nuclear Industry Training and Consulting	4,092	5,441	8,225	10,621
Total Revenue	$12,415	$13,654	$25,391	$27,667

Performance Improvement Solutions new orders totaled $5.8 million in Q2 2016 compared to $12.7 million in Q2 2015.  Nuclear Industry Training and Consulting new orders totaled $3.4 million in Q2 2016 compared to $6.1 million in Q2 2015.

Q2 2016 gross profit grew by 24% to $3.6 million, or 29% of revenue, from $2.9 million, or 21% of revenue, in Q2 2015.

(in thousands)	Three Months ended June 30,				Six Months ended June 30,
Gross Profit:	2016	%	2015	%	2016	%	2015	%
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Performance Improvement Solutions	$2,911	35.0%	$2,297	28.0%	$6,056	35.3%	$5,074	29.8%
Nuclear Industry Training and Consulting	649	15.9%	590	10.8%	1,128	13.7%	1,107	10.4%
Total Gross Profit	$3,560	28.6%	$2,887	21.1%	$7,184	28.3%	$6,181	22.3%

Performance Improvement Solutions gross profit for Q2 2016 increased 27% to $2.9 million, or 35% gross margin, from $2.3 million, or 28% gross margin, in Q2 2015.  Nuclear Industry Training and Consulting gross profit for Q2 2016 increased 10% to approximately $649,000, or 16% gross margin, from approximately $590,000, or 11% gross margin, in Q2 2015.

Selling, general & administrative expenses in Q2 2016 decreased 27% to $2.9 million, or 23% of revenue, from $4.0 million, or 29% of revenue, in Q2 2015.

Operating income for Q2 2016 was $0.2 million compared to an operating loss of $1.4 million in Q2 2015.

Net income for Q2 2016 was $0.1 million, or $0.01 per basic and diluted share, compared to a net loss of $1.5 million, or $(0.08) per basic and diluted share, in Q2 2015.

Q2 2016 adjusted net income, excluding the impact of restructuring charges, loss from the change in fair value of contingent consideration and stock-based compensation expense, increased to $0.9 million, or $0.05 per basic and diluted share, from an adjusted net loss of $0.8 million, or $(0.05) per basic and diluted share, in Q2 2015.

EBITDA (Earnings before interest, taxes, depreciation and amortization) for Q2 2016 was $0.4 million compared to an EBITDA loss of $1.2 million in Q2 2015.

Adjusted EBITDA, which excludes the impact of restructuring charges, loss from the change in fair value of contingent consideration and stock-based compensation expense, increased to $1.1 million in Q2 2016 from an adjusted EBITDA loss of approximately $0.5 million in Q2 2015.

Backlog at June 30, 2016, increased 48% to $71.1 million from $47.9 million at December 31, 2015.  Backlog at June 30, 2016, included $64.7 million of Performance Improvement Solutions backlog and $6.4 million of Nuclear Industry Training and Consulting backlog.

GSE's cash position at June 30, 2016, was $14.3 million, including $3.4 million of restricted cash, as compared to $14.6 million, including $3.6 million of restricted cash, at December 31, 2015.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q2 results and other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=175198

For those who cannot listen to the live broadcast, an online webcast replay will be available through November 15, 2016 at www.gses.com or via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=175198

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$12,415	$13,654	$25,391	$27,667
Cost of revenue	8,855	10,767	18,207	21,486

Gross profit	3,560	2,887	7,184	6,181

Selling, general and administrative	2,881	3,951	5,992	7,220
Restructuring charges	277	48	402	145
Depreciation	102	135	202	264
Amortization of definite-lived intangible assets	73	124	146	247
Operating expenses	3,333	4,258	6,742	7,876

Operating income (loss)	227	(1,371)	442	(1,695)

Interest income, net	13	21	40	48
Loss on derivative instruments, net	(17)	(31)	(135)	(79)
Other income (expense), net	(4)	(41)	98	(80)

Income (loss) before income taxes	219	(1,422)	445	(1,806)

Provision for income taxes	108	73	196	161

Net income (loss)	$111	$(1,495)	$249	$(1,967)

Basic earnings (loss) per common share	$0.01	$(0.08)	$0.01	$(0.11)
Diluted earnings (loss) per common share	$0.01	$(0.08)	$0.01	$(0.11)

Weighted average shares outstanding - Basic	18,010,949	17,887,859	17,956,622	17,887,859
Weighted average shares outstanding - Diluted	18,262,413	17,887,859	18,194,039	17,887,859

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(unaudited)	(audited)
	June 30, 2016	December 31, 2015
Cash and cash equivalents	$10,903	$11,084
Restricted cash – current	1,658	1,771
Current assets	30,108	28,414
Long-term restricted cash	1,735	1,779
Total assets	40,684	39,371

Current liabilities	$19,439	$19,708
Long-term liabilities	1,945	1,295
Stockholders' equity	19,300	18,368

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income (loss)	$111	$(1,495)	$249	$(1,967)
Interest income, net	(13)	(21)	(40)	(48)
Provision for income taxes	108	73	196	161
Depreciation and amortization	175	259	348	511
EBITDA	381	(1,184)	753	(1,343)
Loss from the change in fair value of contingent consideration	223	513	154	433
Restructuring charges	277	48	402	145
Stock-based compensation expense	242	137	489	271
Consulting support for revenue recognition analysis	-	-	78	-
Adjusted EBITDA	$1,123	$(499)	$1,876	$(494)

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
Adjusted Net Income and adjusted earnings (loss) per share ("adjusted EPS") are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company's results because they exclude certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income (loss)	$111	$(1,495)	$249	$(1,967)
Loss from the change in fair value of contingent consideration	223	513	154	433
Restructuring charges	277	48	402	145
Stock-based compensation expense	242	137	489	271
Consulting support for revenue recognition analysis	-	-	78	-
Adjusted net income	$853	$(797)	$1,372	$(1,118)

Earnings (loss) per share - diluted	$0.01	$(0.08)	$0.01	$(0.11)

Adjusted earnings (loss) per share - diluted	$0.05	$(0.05)	$0.08	$(0.06)

Weighted average shares outstanding - Diluted	18,262,413	17,887,859	18,194,039	17,887,859